Exhibit 99.1

Date: November 18, 2013

Clarence P. Cazalot Jr. Joins Spectra Energy Board of Directors

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced the appointment of Clarence P. Cazalot Jr. to its board of directors, effective December 1, 2013. Cazalot currently serves as executive chairman of the board of directors for Marathon Oil Corporation, and will retire from the Marathon board on December 31, 2013.

“With the addition of the Express-Platte crude oil pipeline system into our portfolio, we welcome Clarence’s extensive exploration and production knowledge and history to the board. His insights will be a valuable addition to the board table, one already filled with a wealth of skills and expertise,” said Bill Esrey, chairman of the board, Spectra Energy Corp.

Cazalot has more than 40 years of industry experience focused on exploration and production of oil and gas resources. He served as vice president of Texaco Inc. and president of Texaco’s Latin America/West Africa Division beginning in 1992, and was named president of Texaco Exploration and Production Inc. in 1994. Cazalot was appointed president of Texaco International Marketing and Manufacturing in 1997, and later named president—international production and chairman of London-based Texaco Ltd. He was elected president of Texaco’s worldwide production operations in 1999.

Cazalot joined USX Corporation as vice chairman and Marathon Oil Company as president in March 2000. He became president and chief executive officer of Marathon Oil Corporation in 2002 and served through July 2013. He was named chairman of the board in July 2011 and currently serves as executive chairman.

Cazalot also serves on the boards of directors of Baker Hughes Incorporated, the American Petroleum Institute and the Greater Houston Partnership. He will join the board of directors of FMC Technologies, Inc. on December 1, 2013. Cazalot also is a member of The Business Roundtable and serves on the advisory boards of the World Affairs Council of Houston and the James A. Baker III Institute for Public Policy. He graduated from Louisiana State University with a Bachelor of Science degree in geology.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines, approximately 305 billion cubic feet (Bcf) of natural gas storage, as well as natural gas gathering and processing, and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com.

Spectra Energy

Media:	Phil West (713) 627-4964 (713) 627-4747 (24-hour media line)

Analysts:	Roni Cappadonna (713) 627-4778

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